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                                                                    EXHIBIT 10.5


                          TRANSITION SERVICES AGREEMENT

                  TRANSITION SERVICES AGREEMENT, dated as of November 5, 1999 (this "Agreement"), between Harris Corporation, a Delaware corporation ("Harris"), and Lanier Worldwide, Inc., a Delaware corporation ("Lanier").

                              W I T N E S S E T H:

                  WHEREAS, Harris and Lanier have entered into an Agreement and Plan of Distribution, dated as of October 22, 1999 (the "Distribution Agreement"), pursuant to which Harris will transfer certain assets to Lanier and have Lanier assume certain liabilities of Harris, and Lanier will transfer certain assets to Harris and have Harris assume certain liabilities of Lanier;

                  WHEREAS, in connection with the transactions contemplated by the Distribution Agreement, Harris and Lanier wish to enter into this Agreement, Lanier desires to cause Harris to provide the Services set forth on Schedule A to Harris, and Harris is willing to provide such Services; and

                  WHEREAS, Harris desires to cause Lanier to provide the Services set forth on Schedule B to Lanier, and Lanier is willing to provide such services;

                  NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein, agree as follows:


                  SECTION 1.        SPECIFIC DEFINITIONS.

                  As used in this Agreement, the following terms have the respective meanings set forth below:

                  "Applicable Rate" shall mean the rate of interest per annum announced from time to time by Citibank, N.A. as its prime lending rate plus 4% per annum.

                  "Bankruptcy Event" with respect to a party shall mean the filing of an involuntary petition in bankruptcy or similar proceeding against such party seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such party shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (ii) file a voluntary petition or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or an arrangement with its creditors or take advantage of any insolvency law with respect to itself as

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debtor, or (v) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or any similar proceedings;

                  "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close.

                  "Change in Control" of a party shall mean (i) a change in the composition of the board of directors of such party (other than a change due to the death or disability of a member of the board of directors) such that at the end of any period of twelve (12) consecutive months a majority of the persons constituting such board of directors were not directors at the start of such period and were not elected by vote of a majority of the directors who were directors at the start of such period), (ii) the sale or other disposition by such party of all or substantially all of the assets of such party (other than a bona fide pledge in connection with a financing), or (iii) a merger, consolidation or other business combination involving such party, which results in the stockholders of such party immediately prior to such event owning less than 50% of the capital stock of the surviving entity;

                  "Harris Services" shall mean those transitional services to be provided by Harris to Lanier set forth on Schedule A hereto to assist Lanier in operating Lanier's business.

                  "Lanier Services" shall mean those transitional services to be provided by Lanier to Harris set forth on Schedule B hereto to assist Harris in operating Harris' business.

                  "Loss" shall mean any damage, claim, loss, charge, action, suit, proceeding, deficiency, tax, interest, penalty and reasonable costs and expenses (including reasonable attorneys' fees).

                  "Person" shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

                  "Services" shall mean, collectively, the Harris Services and the Lanier Services.


                  SECTION 2.        SERVICES.

                  2.1 Services. (a) Harris shall provide to Lanier each Harris Service for the term set forth opposite the description of such Harris Service in Schedule A. Additional services may be provided to Lanier by Harris if such arrangement is agreed to in writing and executed by Harris and Lanier.



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                      (b) Lanier shall provide to Harris each Lanier Service for the term set forth opposite the description of such Lanier Service in Schedule
B. Additional services may be provided by Lanier to Harris if such arrangement is agreed in writing and executed by Harris and Lanier.

                  2.2 Standard of Service. In performing the Services, Harris and Lanier shall provide substantially the same level of service and use substantially the same degree of care as their respective personnel provided and used in providing such Services prior to the date hereof, subject in each case to any provisions set forth on Schedule A or Schedule B with respect to each such Service.


                  SECTION 3.        LICENSES AND PERMITS.

                  Each party warrants and covenants that all duties and obligations (including with respect to Harris, all Harris Services and with respect to Lanier, all Lanier Services) to be performed hereunder shall be performed in compliance with all material applicable federal, state, provincial and local laws, rules and regulations. Each party shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including with respect to Harris, the Harris Services and with respect to Lanier, the Lanier Services) hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses.


                  SECTION 4.        PAYMENT.

                  4.1 (a) In consideration for the provision of each of the Harris Services, Lanier shall pay to Harris the fee set forth for such Harris Service on Schedule A.

                      (b) In consideration for the provision of each of the Lanier Services, Harris shall pay to Lanier the fee set forth for such Lanier Service on Schedule B.

                  4.2 (a) In addition to the fees payable in accordance with
Section 4.1(a), Lanier shall reimburse Harris for all reasonable and necessary out-of-pocket costs and expenses (including without limitation postage and other delivery costs, telephone, telecopy and similar expenses) incurred by Harris with respect to third parties in connection with the provision of Harris Services to Lanier pursuant to the terms of this Agreement or paid by Harris on behalf of Lanier.

                      (b) In addition to the fees payable in accordance with
Section 4.1(b), Harris shall reimburse Lanier for all reasonable and necessary out-of-pocket costs and expenses (including without limitation postage and other delivery costs, telephone, telecopy and similar expenses) incurred by Lanier with respect to third parties in connection with the provision of


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Lanier Services to Harris pursuant to the terms of this Agreement or paid by
Lanier on behalf of Harris.

                  4.3 (a) Harris will invoice Lanier in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by Lanier in accordance with Section 4.1(a) for Harris Services listed on Schedule A provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by Lanier in accordance with Section 4.2(a) for any out-of-pocket costs and expenses incurred during the immediately preceding month to the extent Harris has received an invoice from such Third Party; and (iii) as of the last day of each calendar month for any taxes (excluding income taxes) accrued with respect to the provision of Harris Services to Lanier during such month. Harris shall deliver or cause to be delivered to Lanier each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. Lanier shall pay each such invoice received by electronic funds transfer as follows: in the case of clauses (i) and (ii), within twenty (20) Business Days of the date on which such invoice was received, and in the case of clause (iii), provided that Harris delivers such invoice three (3) Business Days prior to the due date for such tax payments, not later than one (1) Business Day prior to such due date.

                      (b) Lanier will invoice Harris in U.S. dollars: (i) as of the last day of each calendar month for any fees payable by Harris in accordance with Section 4.1(b) for Lanier Services listed on Schedule B provided pursuant to the terms of this Agreement during such month; (ii) as of the last day of each calendar month for any amounts payable by Harris in accordance with Section 4.2(b) for any out-of-pocket costs and expenses incurred during the immediately preceding month to the extent Lanier has received an invoice from such Third Party; and (iii) as of the last day of each calendar month for any taxes (excluding income taxes) accrued with respect to the provision of Lanier Services to Harris during such month. Lanier shall deliver or cause to be delivered to Harris each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. Harris shall pay each such invoice received by electronic funds transfer: in the case of clauses (i) and (ii), within twenty (20) Business Days of the date on which such invoice was received, and in the case of clause (iii), provided that Lanier delivers such invoice three (3) Business Days prior to the due date for such tax payments, not later than one (1) Business Day prior to such due date.

                  4.4 Any amount not paid when due shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate. Each party agrees to pay the other party's reasonable attorneys' fees and other costs incurred in collection of any amounts owed to such other party hereunder and not paid when due. Notwithstanding anything to the contrary contained herein, in the event either party fails to make a payment when due hereunder, and such failure continues for a period of thirty (30) days following delivery of notice to such non-paying party of such failure, the other party shall have the right to cease provision of Services to such non-paying party until such overdue payment (and any applicable late payment fee accrued with respect thereto) is paid in full. Such right of the party providing services shall not in any manner limit or prejudice any of such party's other rights or remedies in the event of the non-paying


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party's failure to make payments when due hereunder, including without limitation any rights or remedies pursuant to Section 7.

                  4.5 In the event of a termination of services pursuant to
Section 7.1, with respect to the calendar month in which such services cease to be provided, the recipient of such services shall be obligated to pay a pro rata share of the fee for such service set forth on Schedule A or B, as applicable, equal to the product of (x) the fee set forth on Schedule A or B, as applicable, multiplied by (y) a fraction, the numerator of which is the number of days in the calendar month in which such services cease to be provided preceding and including the last date on which such services are provided, and the denominator of which is 30.


                  SECTION 5.        INDEMNIFICATION.

                  5.1 Indemnification by Principal. (a) Lanier agrees to indemnify, defend and hold Harris harmless from and against any Loss to which Harris may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Harris of Harris Services, other than Losses resulting from Harris' gross negligence, willful misconduct or material breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Lanier shall not be liable under this Section 5.1 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

                      (b) Harris agrees to indemnify, defend and hold Lanier harmless from and against any Loss to which Lanier may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Lanier of Lanier Services, other than Losses resulting from Lanier's gross negligence, willful misconduct or material breach of its obligations pursuant to this Agreement. Notwithstanding any provision in this Agreement to the contrary, Harris shall not be liable under this Section 5.1 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

                  5.2 Indemnification by Provider. (a) Harris agrees to indemnify, defend and hold Lanier harmless from and against any Loss to which Lanier may become subject arising out of, reason of or otherwise in connection with the provision hereunder by Harris of Harris Services to Lanier where such Losses resulted from Harris' gross negligence, willful misconduct or material breach of its obligations pursuant to this Agreement.

                      (b) Lanier agrees to indemnify, defend and hold Harris harmless from and against any Loss to which Harris may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by Lanier of Lanier Services to Harris where such


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Losses resulted from Lanier's gross negligence, willful misconduct or material breach of its obligations pursuant to this Agreement.

                  5.3 Third Party Claims. If a claim or demand is made against Lanier or Harris (each, an "Indemnitee") by any Person who is not a party to this Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section 5.1 or Section 5.2 hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten Business Days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

                  If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided agreements, documents, books, records, files and witnesses as soon as


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reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

                  If the Indemnifying Party acknowledges in writing responsibility under this Section 5 for a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

                  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

                           (b) In the event of payment by an Indemnifying Party
to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

                           (c) The remedies provided in this Section 5 shall be
cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

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                  5.4 Indemnification Payments. (a) Indemnification required by this Section 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or any Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Section 5 within 30 days after receipt of a bill therefore or notice that a loss, liability, claim, damage or expense has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to, but not including the date of payment, at the Applicable Rate.

                      (b) The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any actual tax savings received by any Indemnitee that result from the Indemnifiable Losses that gave rise to such indemnity.

                  5.5 Survival. The parties' obligations under this Section 5 shall survive the termination of this Agreement.


                  SECTION 6.        CONFIDENTIALITY.

                  Each party shall keep confidential the Schedules to this Agreement and all information received from the other party regarding the Services, including, without limitation, any information received with respect to products of Harris or Lanier, and to use such information only for the purposes set forth in this Agreement unless otherwise agreed to in writing by the party from which such information was received. The covenants in this
Section 6 shall survive any termination of this Agreement for a period of three
(3) years from the date such termination becomes effective.


                  SECTION 7.        TERM.

                  7.1 Duration. (a) Subject to Sections 5.5, 6, 7.2, 7.3 and 7.4, the term of this Agreement shall commence on the date hereof and shall continue in full force and effect with respect to each Service until the earlier of (i) the first anniversary of the Distribution Date or (ii) the termination of such Service in accordance with Section 7.1(b).

                      (b) Each party acknowledges that the purpose of this Agreement is for Harris to provide the Harris Services to Lanier on an interim basis until Lanier can perform the Harris Services for itself, and for Lanier to provide the Lanier Services to Harris on an interim basis until Harris can perform the Lanier Services for itself. Accordingly, each of Harris and Lanier shall use its commercially reasonable efforts to make or obtain such approvals, permits and licenses and implement such systems, as shall be necessary for it to provide the appropriate services for itself as promptly as practicable. As Lanier becomes self-sufficient or engages other sources to provide any Harris Service, Lanier shall be entitled to release Harris from providing


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any or all of the Harris Services hereunder by delivering a written notice thereof to Harris at least twenty (20) Business Days prior to the effective date of release of such Harris Service(s). At the end of such twenty (20) Business Day period (or such shorter period as may be agreed by the parties), Harris shall discontinue the provision of the Harris Services specified in such notice and any such Harris Services shall be excluded from this Agreement, and Schedule A shall be deemed to be amended accordingly. As Harris becomes self-sufficient or engages other sources to provide any Lanier Service, Harris shall be entitled to release Lanier from providing any or all of the Lanier Services hereunder by delivering a written notice thereof to Lanier at least twenty (20) Business Days. At the end of such twenty (20) Business Day period (or such shorter period as may be agreed by the parties), Lanier shall discontinue the provision of the Lanier Services specified in such notice and any such Lanier Services shall be excluded from this Agreement, and Schedule B shall be deemed to be amended accordingly.

                  7.2 Early Termination by Harris. Harris may terminate this Agreement by giving written notice to Lanier under the following circumstances:

                      (a) if Lanier shall default in the performance of any of its material obligations under, or breach any of its warranties set forth in, this Agreement, and such default or breach shall continue and not be remedied for a period of five (5) Business Days with respect to any payment obligations hereunder (including without limitation any payment obligations pursuant to Section 4) or a period of thirty (30) days with respect to any other obligations hereunder, after Harris has given written notice to Lanier specifying such default or breach and requiring it to be remedied;

                       (b) if a Bankruptcy Event has occurred with respect to Lanier;

                       (c) upon the occurrence of a Change in Control of Lanier; or
                       (d) if Lanier should assign or subcontract, or attempt to assign or subcontract, any interest in all or any part of this Agreement without the prior written consent of Harris, except as set forth in
Section 11.2.

                  7.3 Early Termination by Lanier. Lanier may terminate this Agreement by giving written notice to Harris under the following circumstances:

                      (a) if Harris shall default in the performance of any of its material obligations under, or breach any of its warranties set forth in, this Agreement and such default or breach shall continue and not be remedied for a period of thirty (30) days after Lanier has given written notice to Harris specifying such default or breach and requiring it to be remedied;

                      (b) if a Bankruptcy Event has occurred with respect to Harris;

                      (c) upon the occurrence of a Change in Control of Harris;
or

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                      (d) if Harris should assign or subcontract, or attempt to
assign or subcontract, any interest in all or any part of this Agreement without prior written consent of Lanier, except as set forth in Section 11.2.

                  7.4 Suspension Due to Force Majeure. In the event the performance by any Lanier or Harris of their respective duties or obligations hereunder is interrupted or interfered with by reason of any cause beyond its reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, strike or labor disruption, rebellion, insurrection, quarantine, act of God, boycott, embargo, shortage or unavailability of supplies, riot, or governmental law, regulation or edict (collectively, the "Force Majeure Events"), the party affected by such Force Majeure Event shall not be deemed to be in default of this Agreement by reason of its nonperformance due to such Force Majeure Event, but shall give notice to the other party of the Force Majeure Event.

                  7.5 Consequences on Termination. In the event this Agreement expires or is terminated in accordance with this Section 7, then (a) all Services to be provided will promptly cease, (b) each of Harris and Lanier shall promptly return all confidential information received from the other party in connection with this Agreement (including the return of all information received with respect to the Services or products of Harris or Lanier, as the case may
be), without retaining a copy thereof, and (c) each of Harris and Lanier shall honor all credits and make any accrued and unpaid payment to the other party as required pursuant to the terms of this Agreement, and no rights already accrued hereunder shall be affected.


                  SECTION 8. RECORDS. Each of the parties shall create and maintain full and accurate books in connection with the provision of the Services, and all other records relevant to this Agreement, and upon reasonable notice from the other party shall make available for inspection and copy by such other party's agents such records during reasonable business hours.

                  SECTION 9. DISPUTE RESOLUTION.

                  9.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any Third Party is a party to such controversy, dispute or claim) (collectively, "Agreement Disputes"), the management of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed 30 days from the time the parties began such negotiations; provided, further, that


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in the event of any mediation or arbitration in accordance with Sections 9.2 and
9.3 hereof, the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

                  9.2 Mediation. If after such reasonable period such management are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after 60 days have elapsed from the time the parties began such negotiations) and the Agreement Dispute involves a controversy, dispute or claim of less than $500,000, such Agreement Dispute shall be determined, at the request of any party, by binding mediation conducted in the City of Orlando, Florida or at another location which the parties mutually select, before a retired judge sitting on the panel of Judicial Arbitration & Mediation Services, Inc. The mediation process shall continue as the exclusive method of resolving the Agreement Dispute (other than negotiation between the parties) until the earlier of the Agreement Dispute being resolved and the mediator finding in good faith that all settlement possibilities have been exhausted and that the matter is not resolvable through mediation. If the mediator makes such a finding, at the request of any party, the Agreement Dispute shall then be determined by binding arbitration in accordance with
Section 9.3 hereof.

                  9.3 Arbitration. If after such reasonable period such management are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after 60 days have elapsed from the time the parties began such negotiations) and the Agreement Dispute involves a controversy, dispute or claim of $500,000 or more, such Agreement Dispute shall be determined, at the request of any party, by binding arbitration conducted in the City of Orlando, Florida or at another location which the parties mutually select, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the parties hereto, the numbers of arbitrators shall be three. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. Section 10(a) as in effect on the date hereof). If the parties are unable to agree on an arbitrator or arbitrators, the arbitrator or arbitrators shall be selected in accordance with the Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Section 9 shall be determined by the arbitrator or arbitrators. In resolving any dispute, the parties intend that the arbitrator or arbitrators apply the substantive laws of the State of New York, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including
(a) the state courts of the State of Florida, located in the City of Orlando, or
(b) the United States District Court for the Middle District of Florida, in accordance with Section 11.4 hereof. The arbitrator or arbitrators shall be entitled, if


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appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator or arbitrators shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the parties or permitted by this Agreement, the undersigned shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

                  9.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 9 with respect to all matters not subject to such dispute, controversy or claim.

                  9.5 Other Remedies. Nothing in this Section 9 shall limit the right that any party may otherwise have to seek to obtain (a) preliminary injunctive relief in order to preserve the status quo pending the resolution of a dispute or (b) temporary or permanent injunctive relief from any breach of any provisions of this Agreement.


                  SECTION 10.       NOTICES.

                      Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  To Harris:

                                    Harris Corporation
                                    1025 West NASA Blvd.
                                    Melbourne, Florida 32919
                                    Attention:  Corporate Secretary
                                    Telephone:  (407) 727-9163
                                    Facsimile:  (407) 727-9222

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

                  With a copy to:

                                    Harris Corporation
                                    1025 West NASA Blvd.
                                    Melbourne, Florida  32919
                                    Attention:  Scott T. Mikuen
                                    Telephone:  (407) 727-9125
                                    Facsimile:  (407) 727-9234

                  To Lanier:

                                    Lanier Worldwide, Inc.
                                    2300 Parklake Drive, N.E.
                                    Atlanta, Georgia 30345
                                    Attention:  General Counsel
                                    Telephone:  (770) 621-1063
                                    Facsimile:  (770) 621-1073


                  SECTION 11.       MISCELLANEOUS.

                  11.1 Waivers, Modifications, Amendments. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Lanier, on the one hand, and Harris, on the other hand, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and in addition to other or further remedies provided by law or equity.

                  11.2 Assignments. Neither Harris nor Lanier may, directly or indirectly, assign or subcontract, or attempt to assign or subcontract, any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise, except with the prior written consent of the other party; it being understood that such consent shall not be unreasonably withheld if Lanier or Harris assigns the Agreement to one of its Affiliates with the financial and other resources and expertise to perform all of the obligations of such party hereunder. Any attempted assignment or delegation not in compliance with the forgoing shall be null and void and of no effect.

                  11.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.


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


                  11.4 Consent to Jurisdiction. Without limiting the provisions of Section 9 hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of Florida, located in the City of Orlando, and (b) the United States District Court for the Middle District of Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Middle District of Florida or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Florida, located in the City of Orlando. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Florida with respect to any matters to which it has submitted to jurisdiction in this Section 11.4. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of Florida, located in the City of Orlando, or (ii) the United States District Court for the Middle District of Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  11.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person, corporation, partnership or other entity or any circumstance, is invalid and unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, corporations, partnerships or other entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any jurisdiction.

                  11.6 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  11.7 Entire Agreement. This Agreement (including all Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

                  11.8 Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, if any, and except as provided herein, shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, if any.

                  11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  11.10 No Agency or Partnership. Nothing in this Agreement will create, or will be deemed to create, a partnership or the relationship of principal and agent or of employer and employee between the parties.

                  11.11 Provisions Unaffected. Nothing contained in this Agreement shall affect the rights and obligations of Harris and Lanier pursuant to the Distribution Agreement.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of the parties as of the date first herein above written.

                                       HARRIS CORPORATION



                                       By:  /s/ David S. Wasserman
                                       Name:    David S. Wasserman
                                       Title:   Vice President - Treasurer


                                       LANIER WORLDWIDE, INC.



                                       By:  /s/ James A. MacLennan
                                       Name:    James A. MacLennan
                                       Title:   Executive Vice President and
                                                Chief Financial Officer